Exhibit 99.2
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Introduction
     On January 24, 2008, we acquired the assets, including the intellectual property, of Waste Recovery Industries, LLC (“WRI”). The purchase price of $500,000 was paid with a 7% short-term note that matured on May 1, 2008 and was paid. Interest on that note was paid monthly. In addition, the purchase agreement provides for a technology fee payment of $5,500 per ton of waste-processing capacity that is added to plants that were not planned at the time of this acquisition and that use this new technology. The per-ton fee is not payable on the Woodbridge facility, the facility that is being planned in Rhode Island, or the Gonzales facility acquired in the acquisition or the currently planned addition thereto, except to the extent that capacity is added to the Gonzales facility in the future. Also, the purchase agreement provides that if we decide to exercise our right, obtained in the WRI acquisition, to enter into a joint venture with Pacific Choice Seafood Company for the development of a fish waste-processing plant (the “Eureka plant”), the Company will pay 50% of the Company’s net profits earned from this plant to the seller of WRI. Combined payments of both the $5,500 per ton technology fee and the profits paid from the Eureka plant, if any, is capped at $7.0 million with no minimum payment required.
     Also, on January 24, 2008, we acquired the net assets of United Organic Products, LLC (“UOP”), which was under common ownership with WRI. The purchase price of $2,500,000 was paid in cash of $1,500,000 and notes payable of $1,000,000. The note matures on February 1, 2011, has an interest rate of 7%, is payable monthly in arrears, and is convertible into our common stock six months after the acquisition date for a price equal to the average closing price of the stock on Nasdaq for the five days preceding conversion.
     Also, on January 24, 2008, we entered into a private financing with three investors (the “Investors”) for a total amount of $4,500,000 (the “Financing”). The Financing was offered at an original issue discount of 10%. We used the proceeds to fund the acquisitions described above, to fund further development activities and to provide working capital. As consideration for the Financing, the Investors received a note issued by us in the amount of $4,500,000 with interest accruing at 10% per annum to be paid monthly and the principal balance to be paid in full one year from the closing date (the “Note”). In addition, we issued to the Investors 750,000 Class A Warrants and 750,000 Class B Warrants, which may be exercised at $8.25 and $11.00 per warrant share, respectively (the “Warrants”). A placement fee of $225,000 was paid from the proceeds of this loan.
     In connection with the Financing, the Company agreed that, within 75 days of the closing date, the Company would have a shareholder vote to seek approval to issue a convertible debenture with an interest rate of 10% per annum which would be convertible into common stock pursuant to terms of the debenture agreement, or such other price as permitted by the debenture (the “Convertible Debenture”). The Company conducted a special shareholders’ meeting on April 3, 2008 to vote on this matter. The special meeting was adjourned until April 7, 2008 at which time shareholder approval was obtained for the issuance of shares associated with the conversion feature. As a result of shareholder approval at this meeting, the Note will be replaced by this Convertible Debenture and one half of each of the Class A Warrants and of the Class B Warrants issued will be returned to the Company. Under the conversion option, the Investors shall have the option, at any time on or before maturity date (January 24, 2009), to convert the outstanding principal of this Convertible Debenture into fully-paid and non assessable shares of common stock at the rate per share equal to the lowest of (i) the fixed conversion price of $6.00 per share, (ii) the lowest fixed conversion price (the lowest price, conversion price or exercise price set by the Company in any equity financing transaction, convertible security, or derivative instrument issued after January 24, 2008), or (iii) the default conversion price (if and so long as there exists an event of default, then 70% of the average of the three lowest closing prices of common stock during the twenty day trading period immediately prior to the notice of conversion).

     The following unaudited pro forma consolidated financial information gives effect to our acquisition of the assets of UOP and WRI and the private financing arrangement and should be read in conjunction with the historical financial statements and the related notes of Converted Organics Inc., which are included in our Annual Report on Form 10-KSB for the year ended December 31, 2007 and the audited financial statements of United Organic Products, LLC, Waste Recovery Industries, LLC and Valley Land Holdings, LLC for the years ended December 31, 2007 and 2006, which are incorporated by reference as Exhibit 99.1 to this current report. The unaudited pro forma consolidated balance sheet as of December 31, 2007 gives effect to the acquisition of UOP’s and WRI’s assets and the private financing arrangement as if these transactions had occurred on December 31, 2007, and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2007 give effect to the acquisition and the financing as if they had occurred on January 1, 2007.
     The unaudited pro forma consolidated financial statements include all material pro forma adjustments necessary for their preparation, as required by Article 11 of Regulation S-X and, accordingly, do not assume any benefits from cost savings or synergies of operations of the combined company.
     The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma consolidated financial statements do not purport to represent what our financial condition or results of operations would actually have been had these transactions in fact occurred as of the dates indicated above or to project our results of operations for the period indicated or for any other period.

CONVERTED ORGANICS INC.
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of December 31, 2007

	Historical
	Converted Organics	Pro forma
	Inc. and subsidiary	Adjustments	Reference	Pro forma Consolidated
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$287,867	$2,208,639	(1), (4), (5)	$2,496,506
Accounts receivable	—	19,412	(4), (5)	19,412
Inventories	—	28,702	(4)	28,702
Restricted cash	2,590,053	—		2,590,053
Prepaid rent	190,600	—		190,600
Other prepaid expenses	40,282	—		40,282
Interest receivable	55,450	—		55,450

Total current assets	3,164,252	2,256,753		5,421,005

Deposits	554,978	—		554,978
Restricted cash	12,006,359	—		12,006,359
Construction in progress	4,947,067	—		4,947,067
Fixed assets, net	—	3,010,789	(4), (5)	3,010,789
Capitalized bond costs, net	909,679	—		909,679
Intangible asset — license, net	585,750	500,000	(4)	1,085,750
Deferred financing and issuance costs, net	8,642	345,000	(1)	353,642

Total assets	$22,176,727	$6,112,542		$28,289,269

LIABILITIES AND OWNERS’ EQUITY (DEFICIENCY)

LIABILITIES
Term notes payable — current	$375,000	$—		$375,000
Accounts payable	898,270	237,656	(4), (5)	1,135,926
Accrued compensation — officers, directors and consultants	397,781	—		397,781
Accrued legal and other	199,261	—		199,261
Accrued interest	630,890	—		630,890
Mortgage payable	—	256,321	(5)	256,321
Due to affiliated entity	—	44,600	(5)	44,600
Due to member	—	20,000	(5)	20,000
Notes payable — private financing	—	1,822,500	(1), (2)	1,822,500
Notes payable — acquisition	—	1,500,000	(4)	1,500,000

Total current liabilities	2,501,202	3,881,077		6,382,279

Term note payable, net of current portion	89,170	—		89,170
Bonds payable	17,500,000	—		17,500,000

Total liabilities	20,090,372	3,881,077		23,971,449

OWNERS’ EQUITY (DEFICIENCY)
Preferred stock, $.0001 par value, authorized 25,000,000 shares; no shares issued and outstanding	—	—		—
Common stock, $.0001 par value, authorized 75,000,000 shares; 4,229,898 issued and outstanding	423	—		423
Additional paid-in capital	12,460,357	2,227,500	(2)	14,687,857
Deficit accumulated during the development stage	(10,374,425)	—		(10,374,425)
Member’s equity	—	3,965	(5)	3,965

Total owners’ equity (deficiency)	2,086,355	2,231,465		4,317,820

Total liabilities and owners’ equity (deficiency)	$22,176,727	$6,112,542		$28,289,269

See accompanying notes.

CONVERTED ORGANICS INC.
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
for the Year Ended December 31, 2007

	Historical
	Converted Organics
	Inc. and subsidiary	Pro forma Adjustments	Reference	Pro forma Consolidated
Revenues	$—	$1,423,019	(6)	$1,423,019

Cost of good sold	—	745,721	(6)	745,721

Gross profit	—	677,298		677,298

Costs and expenses
Selling expenses		467,206	(6)	467,206
General and administrative expenses	3,009,678	410,228	(6)	3,419,906
Research and development	648,664	—		648,664
Amortization of license	16,500	—		16,500

Loss from operations	(3,674,842)	(200,136)		(3,874,978)

Other income/(expenses)
Gain on sale of assets		24,080	(6)	24,080
Amortization of capitalized costs	(62,429)	—		(62,429)
Interest expense	(1,171,207)	(629,110)	(3), (6), (7)	(1,800,317)
Interest income	824,466	—		824,466
Other income	—	10,000	(6)	10,000

	(409,170)	(595,030)		(1,004,200)

Loss before provision for income taxes	(4,084,012)	(795,166)		(4,879,178)

Provision for income taxes	—	—		—

Net loss	$(4,084,012)	$(795,166)		$(4,879,178)

Net loss per share, basic and diluted	$(1.17)			$(1.40)

Weighted average common shares outstanding	3,480,015			3,480,015

See accompanying notes.

CONVERTED ORGANICS INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
The following numbered notes are referenced on the Unaudited Pro Forma Consolidated Balance Sheet and Statement of Operations.
(1)	Converted Organics borrowed $4.5 million in a private placement financing to fund the acquisition of assets and provide cash for working capital needs. The details of this borrowing are as follows: the notes have a face value of $4.5 million; deducted from proceeds was an original issue discount of $450,000 and deferred financing fees of $345,000, yielding net proceeds of $3,705,000.

(2)	In connection with this borrowing, the Company issued 1.5 million warrants to purchase common stock, which were deemed to have a fair value of $5,497,500. The Company recorded the relative fair value of the warrants to the underlying notes of $2,227,500 in accordance with APB 14 as Additional Paid-In Capital and established a discount on the debt.

(3)	The Company pays interest at 10% ($4,500,000 x 10% = $450,000), annually.

(4)	The Company purchased the net assets, including intellectual property, of United Organic Products, LLC, and Waste Recovery Industries, LLC. Consideration for that purchase was as follows:

Cash paid to United Organics Products, LLC	$1,500,000
Note payable to United Organic Products, LLC	1,000,000
Note payable to Waste Recovery Industries, LLC	500,000

Total purchase price	$3,000,000

The purchase price has been allocated to the assets and liabilities on a preliminary basis using estimated fair value information currently available. The allocation of the purchase price to the assets and liabilities will be finalized in 2008 as the Company obtains more information regarding asset valuations, liabilities assumed and revisions of preliminary estimates of fair value made at the date of purchase. The preliminary purchase price allocation is

Inventories — United Organic Products, LLC	$11,114
Accounts receivable — United Organic Products, LLC	28,702
Intellectual property — Waste Recovery Industries, LLC	500,000
Building, equipment and machinery — United Organic Products, LLC	2,685,097
Assumption of liabilities — United Organic Products, LLC	(224,913)

Total allocation of purchase price	$3,000,000

The Company expects to depreciate the building over its estimated useful life of 30 years and the machinery and equipment over its expected useful life of 10 years.

(5)	The balance sheet of a variable interest entity, Valley Land Holdings, LLC (“VLH”) is consolidated with Converted Organics.

(6)	The operations of UOP, WRI and VLH are consolidated with the operations of Converted Organics.

(7)	The Company pays interest of 7% on each of the notes executed in association with the acquisition (see Note 4). The proforma interest expense of $69,501 represents interest portion on the notes.

CONVERTED ORGANICS INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
The following represent non-recurring items which are not reflected in the pro forma consolidated financial statements in accordance with Regulation S-X Rule 11-02, paragraph (b)(5), which governs such disclosure.
(A) Amortization of deferred financing fees of $345,000 (see Note 1).
(B) Amortization and recognition of interest expense of the original issue discount on the notes of $450,000 (see Note 1).
(C) Amortization and recognition of interest expense associated with the relative fair value attributable to the warrants issued to the private investors of $2,227,500. On April 17, 2008, the Investors returned to the Company 750,000 warrants that were held in escrow (see Note D). This reduced the value assigned to the warrants and, accordingly, the value assigned to the debt discount attributable to the warrants by $1,113,750.
(D) On April 7, 2008 the shareholders of Converted Organics Inc. approved the issuance of additional shares so that convertible notes could be issued to the noteholders to replace the original notes dated January 24, 2008 (see Notes 1, 2 and C). The Company is required to recognize the intrinsic value of the beneficial conversion feature of the notes as interest expense through the date of earliest conversion, which is upon issuance. That amount was calculated to be $3,675,000, and recognition was limited to $2,936,250 in accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” as the debt discount is limited to the proceeds allocated to the convertible instrument of $4,500,000.
The impact of these non-recurring items on the unaudited pro forma consolidated net loss is as follows:

Net loss per unaudited pro forma consolidated statement of operations:		$(4,879,178)
(A) Amortization of deferred financing fees		(345,000)
(B) Interest expense — original issue discount	(450,000)
(C) Interest expense — warrants	(1,113,750)
(D) Interest expense — beneficial conversion feature	(2,936,250)

Total interest expense (B) through (D)		(4,500,000)

Net loss with non-recurring items:		$(9,724,178)

Supplemental Information:
The Company has entered into an agreement with Pacific Seafoods whereby contingent consideration will be provided as compensation for profit-sharing. The contingent profit-sharing payments under this agreement will be accounted for as expenses of the appropriate period, in accordance with EITF 95-8, “Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination.” In addition, the Company may be obligated to make certain technology payments under its purchase agreement with WRI. The Company estimates that no such payments will be payable in the twelve months following the acquisition. Payments, if any, after that will be expensed as incurred. The maximum payments due under these arrangements is $7,000,000, with no minimum.